EXHIBIT 4.9

                              INVESTMENT AGREEMENT

      This Investment Agreement (this "Agreement") is made and entered into as of August 5, 2003, among ZAM Holdings, L.P., a Delaware limited partnership ("ZAM Holdings"), Eric J. Gleacher, an individual ("Gleacher"), Charles G. Phillips, an individual ("Phillips"), LJCB Nominees Pty. Ltd., a limited company ("LJCB" and, collectively with ZAM Holdings, Gleacher and Phillips, the "Funding Parties") and Cosi, Inc., a Delaware corporation (the "Company").

                                   WITNESSETH

      WHEREAS, the Funding Parties delivered funding letters, dated as of March 31, 2003 (the "Funding Letters"), to the Company pursuant to which they individually agreed, subject to certain conditions, to provide funding to the Company;

      WHEREAS, ZAM Holdings, Gleacher and Phillips (i) delivered a letter, dated August 5, 2003, pursuant to which such parties individually agreed, subject to certain conditions, to provide funding to the Company if the Funding Parties do not provide the funding contemplated by this Agreement ("Alternative Funding Letters") and (ii) have provided or will provide the Company with an aggregate of $1.5 million in funding pursuant to senior secured convertible notes (the "Bridge Notes");

      WHEREAS, the Funding Parties and the Company now desire to specify further the terms, conditions, rights and obligations of the Funding Parties and the Company with respect to any funding to be provided to the Company by the Funding Parties;

      WHEREAS, the Company intends to commence a rights offering ("Rights Offering") pursuant to which the Company would distribute, on a pro rata basis and at no charge, to the record holders of its common stock, par value $.01 per share ("Common Stock"), as of a date (the "Rights Offering Record Date") to be established by the Board of Directors of the Company (the "Board of Directors"), non-transferable subscription rights ("Subscription Rights") to subscribe for and purchase shares ("Rights Shares") of Common Stock;

      WHEREAS, each stockholder of record would receive one Subscription Right for each share of Common Stock held by such holder, and each Subscription Right would entitle the holder to purchase Rights Shares at a price per Rights Share equal to the lesser of (i) $1.50 per share and (ii) 85% of the weighted average price per share of the Company's Common Stock as reported on the Nasdaq National Market for the 15-trading-day period ending three business days prior to the expiration date of the Rights Offering (either (i) or (ii), as appropriately adjusted for any stock split, reverse stock split, combination, reorganization, recapitalization, stock dividend, stock distribution or similar event, the "Subscription Price") and on the other terms described in the draft registration statement on Form S-1 provided to the Funding Parties on August 4, 2003 (including, without limitation, such terms concerning the basic subscription privilege (the "Basic Subscription Privilege"), over-subscription privilege (the "Over-subscription Privilege") and aggregate offering cap (the "Aggregate Offering Cap") described therein;

      WHEREAS, the Board of Directors has determined that the Transaction Agreements (as defined in Section 4.1 below), each of the Rights Offering, Common Stock Investment and Debt

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Investment (each, as defined herein), and the transactions contemplated hereby and thereby, individually or aggregately in any combination, are advisable and in the best interests of the Company and its stockholders;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

Article I. Funding.

      Section 1.1 Form of Funding. Subject to the terms and conditions stated herein, each Funding Party agrees severally (and not jointly) to provide funding to the Company following consummation of the Rights Offering by, at the Funding Party's option, purchasing from the Company:

            (a) shares of Common Stock in a private placement at the Subscription Price (a "Common Stock Investment"); or

            (b) a senior secured convertible note of the Company substantially in the form of the senior secured convertible note attached as Exhibit A hereto (the "New Company Notes" and such a purchase, a "Debt Investment");

provided, that, subject to the terms and conditions stated herein, each Funding Party agrees that if the stockholders of the Company (not including the Funding Parties) collectively subscribe for a number of Rights Shares that, when multiplied by the Subscription Price, equals at least $2.0 million, then (i) each such Funding Party shall elect to provide all of its funding pursuant to
Section 1.1 in the form of a Common Stock Investment, and (ii) each such Funding Party (not including LJCB) or its affiliates shall elect to convert the entire amount of the outstanding principal of (A) the Prior Note (as hereinafter defined) plus any accrued and unpaid interest thereunder into shares of Common Stock of the Company pursuant to the terms of the letter agreement, dated as of March 31, 2003, by and among the Company, Gleacher, Phillips and Ziff Investors Partnership, L.P. II, provided, that, the Prior Note has been assigned to the Guarantors (as such term is defined in the Loan Agreement, dated as of March 31, 2003, by and between the Company, as Borrower, and First Republic Bank, as Lender) by First Republic Bank, and (B) the Bridge Notes plus any accrued and unpaid interest thereunder into shares of Common Stock of the Company.

      Section 1.2 Amount of Funding. The amount of funding to be provided to the Company by a Funding Party ("Funding") shall be (i) pursuant to Section 1.1, its Additional Funding Amount (as defined below) and (ii) at the Funding Party's option, any amounts funded pursuant to Section 1.2(b) below.

      (a) Pursuant to Section 1.1, the amount of funding to be provided by a Funding Party to the Company through a Common Stock Investment or Debt Investment shall be such that (i) in the event of a Common Stock Investment, the Funding Party purchases at the Subscription Price the number of shares of Common Stock such that the aggregate purchase price equals such Funding Party's Additional Funding Amount and (ii) in the event of a Debt Investment, the Funding Party purchases, for such Additional Funding Amount, a New Company Note with a principal amount equal to such Additional Funding Amount. A Funding Party's "Additional

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Funding Amount" shall equal the lesser of (A) and (B) below:

            (A) the product of (aa) a fraction, the numerator of which shall be
      (i) for ZAM Holdings, $5.0 million, (ii) for Gleacher, $2.0 million, (iii) for Phillips, $750,000 and (iv) for LJCB, $750,000, and the denominator of which shall be $8.5 million and (bb) the Dollar amount by which (if any) $7.5 million exceeds the amount subscribed for pursuant to the Rights Offering pursuant to Basic Subscription Privileges and Over-subscription Privileges and

            (B) an amount equal to:

            (1) for ZAM Holdings, $5.0 million, for Gleacher, $2.0 million, for Phillips, $750,000 and for LJCB, $750,000; reduced by

            (2) for each of ZAM Holdings, Gleacher and Phillips, the original principal amount of any Bridge Note issued by the Company for its or his benefit, whether the Bridge Note is outstanding or not, and all unpaid interest thereunder accrued to the date that is the earlier of (A) conversion in full of the Bridge Note and (B) the applicable closing of Funding, reduced by the amount of repayments of principal, if any, made by the Company under such Bridge Note, and further reduced by

            (3) the product of (A) whether the Prior Note is outstanding or not, the original principal of the Company's senior secured promissory note, dated as of March 31, 2003, for the benefit of First Republic Bank (such note for the benefit of First Republic Bank or any assignee in whole or in part thereof, a "Prior Note") and all unpaid interest thereunder accrued to the date that is the earlier of (x) conversion in full of the Prior Note and (y) the applicable closing of Funding, reduced by the amount of repayments of principal, if any, made by the Company under such Prior Note, and increased by the aggregate amount (other than payments of principal or interest on the Prior Note), if any, paid (or if not yet paid, payable) by the Funding Parties or their associated entities under a Continuing Guaranty of Payment and Performance ("Guaranty") entered into by a Funding Party or its associated entity for the benefit of First Republic Bank in connection with the Prior Note and (B) the quotient equal to (aa) for Gleacher, 757,604 divided by 3,000,000, (bb) for Phillips, 303,915 divided by 3,000,000 and (cc) for ZAM Holdings, 1,938,481 divided by 3,000,000; provided, that LJCB shall not be entitled to any reduction provided by this clause (3); and provided further, that adjustments shall be made in the event that the Prior Note is subdivided to equitably apportion the amounts referred to in this clause (3) among the other three Funding Parties. Notwithstanding the foregoing, there shall be no reduction pursuant to this clause (3) to the extent that (I) the Prior
      Note is held by First Republic Bank through the date of the closing of the applicable Funding, (II) no Funding Party has exercised its rights to cause the assignment of such Prior Note, (III) the mandatory assignment provision applicable with respect to such Prior Note has not become effective, (IV) neither First Republic Bank nor any direct or indirect assignee of any of its rights under the Prior Note or with respect to the indebtedness reflected in connection therewith has demanded payment pursuant to the Guaranty and (V) there has not occurred any event of default or breach by the Company under the agreements or instruments entered into in connection with such indebtedness (including, without limitation, the Prior Note).

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            (b) Notwithstanding anything to the contrary contained herein, the
      Company shall provide each Funding Party with the option to maintain, at such Funding Party's option, such Funding Party's ownership in the Company (including, for purposes of determining the Funding Party's existing ownership, the outstanding warrants held by the Funding Parties) relative to that of each other stockholder of the Company, including, without limitation, by reducing, at such Funding Party's option, the Over-subscription Privilege that may be exercised by any such other stockholder and the Aggregate Offering Cap.

      Section 1.3 Effect of Prior Agreements. The provisions of this Agreement supersede any rights and obligations of the Funding Parties described in the Funding Letters or the Rights Offering Term Sheet attached to the Funding Letters (the "Rights Offering Term Sheet"), and such rights and obligations shall be deemed terminated and of no further force or effect.

      Section 1.4 Notification of Funding; Further Assurances. Subject to the proviso of Section 1.1, a Funding Party shall make an election as to the form of Funding by providing written notice to the Company within five (5) business days following written notice from the Company of the expiration or abandonment of the Rights Offering indicating (i) its elected form of Funding and (ii) the date on which such Funding is to be made, such date to be no more than five (5) business days following the date on which such written notice was provided by the Funding Party. Subject to the terms and conditions of this Agreement, the Company and such Funding Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws (as defined in Section 4.5) or as the other party may reasonably request to effect the consummation of any Funding, including, without limitation, the execution, acknowledgment and delivery of a purchase agreement, security agreement, note and other appropriate instruments, documents, agreements and certificates to give effect to a Funding, in each case, including representations and warranties, covenants, conditions, termination provisions and indemnification provisions as are reasonable and customary.

Article II. The Rights Offering.

      Section 2.1  Rights Offering Procedures.

            (a) The registration statement covering the issuance of the Subscription Rights, Rights Shares and rights underlying the Rights Shares pursuant to the Company's rights plan (including each amendment and supplement thereto, the "Registration Statement"), and each request for acceleration of effectiveness thereof, will be provided to each Funding Party and its counsel prior to its filing with or other submission to the United States Securities and Exchange Commission ("SEC"). Each Funding Party and its counsel will be given a reasonable opportunity to review and comment upon the Registration Statement in each instance before it is filed with the SEC. In addition, the Company will provide each Funding Party and its counsel with any written comments or other written communications that the Company or its counsel receives from time to time from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments or other communications.

            (b) In the Rights Offering, the Company will distribute, on a pro rata basis and at no charge, Subscription Rights to each holder of record of Common Stock as of the Rights

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Offering Record Date. Each stockholder of record will receive one Subscription
Right for each share of Common Stock held by such holder as of the Rights Offering Record Date. Each Subscription Right will entitle the holder to purchase, at the election of the holder thereof, Rights Shares, on or prior to the Expiration Date, at the Subscription Price, subject to the Aggregate Offering Cap.

      Section 2.2 No Exercise of Subscription Privileges. Each Funding Party agrees not to exercise its Basic Subscription Privilege or Over-subscription Privilege in the Rights Offering.

Article III. The Debt Investment.

      Section 3.1 Form of Note. In exchange for any Funding received pursuant to a Debt Investment, the Company shall issue to the appropriate Funding Party a New Company Note substantially in the form as attached hereto as Exhibit A. The New Company Notes issued in connection with such a Funding shall be exempt from
Section 4(xi)(6) of the Bridge Notes.

      Section 3.2 Security Agreement. The Company's obligations under a New Company Note shall be secured pursuant to the terms of the New Company Note (including, without limitation, pursuant to Section 1(b) of such New Company
Note) and pursuant to a security agreement ("Security Agreement") to be entered into, prior to the consummation of the Debt Investment, between the Company and the relevant Funding Party substantially in the form as attached hereto as Exhibit B.

Article IV. Representations of the Company. The Company represents, warrants and covenants to each of the Funding Parties as follows:

      Section 4.1 Organization. Each of the Company and its subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has all corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted or as its business is contemplated to be conducted and to consummate the transactions contemplated by this Agreement and the Supplemental Registration Rights Agreement attached as Exhibit C hereto (the "Supplemental Registration Rights Agreement" and, collectively with this Agreement, the New Company Notes and the Security Agreement, the "Transaction Agreements") and (c) is duly qualified or licensed to do business and is in good standing as a foreign corporation under the laws of each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so qualified or licensed (i) would not reasonably be expected to either prevent or delay its ability to perform its obligations under the Transaction Agreements and (ii) could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (as defined in Section 4.8(b)).

      Section 4.2 Due Authorization. The Company has all requisite corporate power and authority to enter into, execute and deliver the Transaction Agreements and to perform its respective obligations hereunder and thereunder, and, except for receipt of the Stockholder Approval (as defined in Section 7.4), has taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of the Transaction Agreements.

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      Section 4.3 Due Execution; Enforceability. This Agreement has been and the other Transaction Agreements when executed by the Company will be duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

      Section 4.4 Consents. Other than (i) the Stockholder Approval, (ii) pursuant to the Company's Amended and Restated Registration Agreement, dated as of March 30, 1999 (the "Registration Agreement"), (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the "Exchange Act") and (iv) compliance with the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the "Securities Act"), neither the execution, delivery or performance of the Transaction Agreements by the Company, nor the consummation by the Company of its respective obligations and the transactions contemplated by the Transaction Agreements, requires any consent or approval of, authorization by, exemption from, filing or registration with, or notice to any Governmental Entity (as defined in Section 9.5) or other person except where the failure to obtain such consent, approval, authorization or exemption or to make such filing or registration or to provide such notice (a) would not reasonably be expected to either prevent or delay the Company's ability to perform its obligations under the Transaction Agreements and (b) could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

      Section 4.5 No Conflicts. The execution, delivery and performance of the Transaction Agreements does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or any of its subsidiaries, (b) except for the Registration Agreement, conflict with, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under or conflict with (or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation or loss of any benefit under) any of the terms, conditions or provisions of any note, bond, mortgage, license, indenture, lease, contract or other agreement, instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (c) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ruling, ordinance, rule or regulation (including, without limitation, federal and state securities laws and regulations) (collectively, "Laws") applicable to the Company or any of its subsidiaries or by which any of their properties or assets are bound or affected or (d) except as contemplated by the Security Agreement, result in the creation or imposition of any Encumbrance (as defined in Section 9.5) against any of the properties or assets of the Company or any of its subsidiaries, except in the case of clauses (b) or
(c) above, where such conflicts or violations could neither prevent or delay the Company's ability to consummate the transactions contemplated by the Transaction Agreements nor reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

      Section 4.6 SEC Filings. Except as disclosed in the Company SEC Reports
(as

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defined below) and in the registration statements filed by the Company with the
SEC, the Company has filed all reports and registration statements required to be filed by it with the SEC. As of its filing date, and giving effect to any amendments thereof, each report filed by the Company with the SEC (collectively, the "Company SEC Reports") and each registration statement filed by the Company with the SEC complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. As of its filing date, and giving effect to any amendments thereof, each Company SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company's draft registration statement on Form S-1 provided to the Funding Parties on August 4, 2003, and the Company's registration statement on Form S-1 filed with the SEC in connection with the Rights Offering, as amended or supplemented, if applicable (as of the date of such registration statement and when any amendment becomes effective) complies and will comply as to form in all material respects with the applicable requirements of the Securities Act and does not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      Section 4.7 Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports and each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the registration statements filed by the Company with the SEC (collectively, "Financial Statements") complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, had been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements contained therein (the "Interim Financial Statements"), as permitted by Form 10-Q or the Exchange Act regulations promulgated by the SEC), and each fairly presented the consolidated financial position of the Company and its consolidated subsidiaries in all material respects as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated in accordance with GAAP (subject, in the case of the Interim Financial Statements, to normal audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

      Section 4.8 Absence of Certain Changes. Since December 30, 2002, except as disclosed in the Company SEC Reports prior to the date of this Agreement and the draft Preliminary Proxy Statement provided to the Funding Parties on August 4, 2003, the Company and its subsidiaries have conducted their businesses in the ordinary course, in a manner consistent with past practice, and there has not been any event, occurrence or development of a state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or could prevent or delay the Company's ability to consummate the transactions contemplated by the Transaction Agreements. For purposes of this Agreement, a "Material Adverse Effect" means any fact, event, change, circumstance, condition or effect which is or could reasonably be expected to be materially adverse to the business, condition (financial or otherwise), results of operations, prospects, properties, assets or liabilities of the Company and its subsidiaries, taken as a whole.

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      Section 4.9 Litigation. Except as set forth in the Company's Annual Report on Form 10-K/A filed on April 1, 2003 or the Company's Quarterly Report on Form 10-Q filed on May 9, 2003, there is no judgment, ruling, decree, injunction, rule or order of any Governmental Entity, arbitrator or other person outstanding against the Company or any of its subsidiaries. Since December 30, 2002, except as set forth in the Company's Annual Report on Form 10-K/A filed on April 1, 2003 or the Company's Quarterly Report on Form 10-Q filed on May 9, 2003, and the draft Preliminary Proxy Statement provided to the Funding Parties on August 4, 2003, there have been no claims, actions, suits, proceedings or investigations, or any amendment of any prior claim, action, suit, proceeding or investigation, initiated against or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries (or any of their respective properties or assets) at law or in equity or before or by any Governmental Entity, arbitrator or other person which (a) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Agreements or (b) if resolved adversely to the Company or a subsidiary could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      Section 4.10 No Preemptive Rights. No preemptive rights, participation rights, rights of first offer or first refusal, tag-along or drag-along rights or similar rights (collectively, "Preemptive Rights") will apply or become applicable in connection with or as a result of the transactions contemplated by the Transaction Agreements.

      Section 4.11 Due Issuance and Authorization of Securities. All of the outstanding shares of capital stock of the Company have been, or upon issuance will be, validly issued, fully paid and non-assessable. No securities of the Company are subject to Preemptive Rights or other similar rights of any or all of the stockholders of the Company. Subject to the Stockholder Approval (but only with respect to the issuance of any shares of Common Stock), the securities issued and delivered to the Funding Party pursuant to any Funding ("Issued Securities") and any shares of Common Stock issuable upon conversion, exchange or exercise of any Issued Securities will be, upon issuance, duly authorized, validly issued, fully paid and non-assessable, and will vest in the Funding Party legal and valid title to such securities, free and clear of all Encumbrances and will not be subject to Preemptive Rights or other similar rights of any or all of the stockholders of the Company. The New Company Notes will contain substantially the terms set forth in the form of senior secured convertible note attached hereto as Exhibit A.

Article V. Representations of the Funding Parties. Each of the Funding Parties, as to itself, severally and not jointly, represents to the Company as follows:

      Section 5.1 Organization. The Funding Party (a) if not an individual, is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and (b) has all corporate, partnership or other similar power and authority to consummate the transactions contemplated by the Transaction Agreements.

      Section 5.2 Due Authorization. The Funding Party has all requisite corporate, partnership or other similar power (if not an individual) and authority to enter into, execute and deliver the Transaction Agreements and to perform its obligations hereunder and thereunder and has taken all necessary corporate, partnership or other similar action required for the due authorization, execution, delivery and performance by it of the Transaction Agreements.

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      Section 5.3 Due Execution; Enforceability. This Agreement has been duly and validly executed and delivered by the Funding Party and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

      Section 5.4 Accredited Investor. The Funding Party is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act.

      Section 5.5 Consents. Other than compliance with any applicable requirements of the Exchange Act and compliance with the Securities Act, neither the execution, delivery or performance of the Transaction Agreements by the Funding Party, nor the consummation by the Funding Party of its respective obligations and the transactions contemplated by the Transaction Agreements, requires any material consent or approval of, authorization by, exemption from, filing or registration with, or notice to any Governmental Entity or other person except where the failure to obtain such consent, approval, authorization or exemption or to make such filing or registration or to provide such notice would not reasonably be expected to prevent or delay the Funding Party's ability to perform its obligations under the Transaction Agreements.

      Section 5.6 No Conflicts. The execution, delivery and performance of the Transaction Agreements does not, and the consummation of the transactions contemplated hereby and thereby will not, (a) if such Funding Party is not an individual, conflict with, or result in any violation or breach of any provision of the organizational documents of such Funding Party, (b) conflict with, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under or conflict with (or give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation or loss of any benefit under) any of the terms, conditions or provisions of any material note, bond, mortgage, license, indenture, lease, contract or other agreement, instrument or obligation to which the Funding Party is a party or by which it or any of its properties or assets may be bound or affected or (c) conflict with or violate any material Laws applicable to the Funding Party or by which any of its properties or assets are bound or affected, except in the case of clauses (b) or (c) above, where such conflicts or violations could not prevent or delay the Funding Party's ability to consummate the transactions contemplated by the Transaction Agreements.

Article VI. Additional Covenants. Each of the Funding Parties, severally and not jointly, and the Company agree that:

      Section 6.1 Stockholders Meeting. The Company shall, as promptly as practicable, duly call, give notice of, convene and hold a meeting of its stockholders in accordance with applicable Law and its organizational documents for the purpose of obtaining the Stockholder Approval.

      Section 6.2 The Rights Offering. The Company, consistent with the Board of Directors' fiduciary duties, shall use its reasonable best efforts to obtain the Stockholder

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Approval and consummate the Rights Offering in accordance with applicable Law.

      Section 6.3 Listing Obligation. As long as the Company has securities listed on Nasdaq or any other stock exchange, the Company will take all reasonable steps necessary, and pay all reasonable fees required, to list all of the shares of Common Stock issued (or issuable upon conversion, exchange or exercise of other Issued Securities issued) in connection with the Funding and the Rights Shares on Nasdaq or such other stock exchanges in the United States of America on which the Common Stock then is listed. Following the initial listing of such shares, the Company, consistent with the Board of Directors' fiduciary duties, will use its commercially reasonable best efforts to maintain the listing of such shares whenever the Common Stock is listed on any such exchange.

      Section 6.4 Reservation of Common Shares. The Board of Directors shall reserve for issuance 17,000,000 shares of Common Stock for the purpose of issuing the shares of Common Stock upon conversion, exchange or exercise of any Issued Securities issued in connection with the Funding and on the conversion of the Prior Note and the Bridge Notes and shall not engage in any recapitalization or other restructuring that shall increase the number of shares so issuable pursuant to the terms of the Issued Securities and on the conversion of the Prior Note and the Bridge Notes. The Company shall use its best efforts to obtain stockholder approval and all other necessary approvals for the authorization of additional shares of Common Stock in the event that shares of Common Stock in excess of the number of shares reserved pursuant to the preceding sentence are issuable upon conversion, exchange or exercise of any Issued Securities issued in connection with the Funding and on the conversion of the Prior Note and the Bridge Notes.

      Section 6.5 Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Funding Parties and the Company will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws or as the other parties may reasonably request for the implementation of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby. From time to time after the date of this Agreement, the parties hereto shall execute, acknowledge and deliver to the other parties such other instruments, documents, and certificates and will take such other actions as the other parties may reasonably request in order to consummate the transactions contemplated by this Agreement.

      Section 6.6 Public Announcements. The parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transaction Agreements or the transactions contemplated hereby or thereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing rules of, or listing agreement or arrangement with, a national securities exchange to which the Company is a party.

      Section 6.7 Notification of Certain Matters. The Company shall give notice to each Funding Party promptly after becoming aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or would be reasonably likely to cause (a) any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate, (b) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, (c) any condition set forth in Article VII to be unsatisfied or (d) a Funding Party to have the right to terminate this Agreement under Article VIII hereof; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE VII. Conditions to the Obligations of a Funding Party. The obligations of each Funding Party are subject to the fulfillment to its satisfaction, prior to the closing of any Funding (a "Closing"), of the following conditions:

      Section 7.1 Compliance. The representations and warranties of the Company in this Agreement shall be true and correct as of the date of this Agreement and at and as of the date of the applicable Closing (with the same effect as though made as of such Closing), and the Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement required to be performed or complied with by it prior to the applicable Closing. The Company shall have delivered to the Funding Party:

            (a) an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 7.1, 7.4, 7.5 and 7.6 have been fulfilled;

            (b) certified copies of resolutions and other corporate proceedings, in form and substance reasonably satisfactory to such Funding Party, authorizing the execution, delivery and performance of the Transaction Agreements and the transactions contemplated hereby and thereby, including, without limitation, the issuance and delivery of any Issued Securities, and certifying any director and/or stockholder resolutions or approval to have been obtained; and

            (c) a certified schedule of all material agreements, arrangements, contracts, understandings and commitments to which the Company is a party or by or to which it or its assets or properties are bound or subject ("Material Contracts").

      Section 7.2 Funding Permitted by Applicable Law, Etc. On the date of the Closing, the Funding and the issuance of any securities pursuant thereto shall be permitted by the Laws of each jurisdiction to which the Company and the Funding Party are subject and no action, suit, proceeding, statute, rule, regulation, order, decree, judgment, injunction, restraining order or investigation by or before any Governmental Entity or other person shall have been enacted, issued, enforced, commenced or threatened which has the effect of restraining, prohibiting or invalidating or otherwise interfering with the transactions contemplated by the Transaction Agreements.

      Section 7.3 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by the Transaction Agreements and all documents, agreements, instruments and certificates (including, without limitation, those described in the second sentence of Section 1.4) incident to such transactions shall be reasonably satisfactory to such Funding Party and its counsel, and such Funding Party and its counsel shall have received all such counterpart originals or certified or other copies of such documents, agreements, instruments and certificates as it or they may reasonably request.

      Section 7.4 Required Consents. The Company shall have obtained all consents, authorizations and approvals necessary or reasonably requested by the Funding Party in connection with the transactions contemplated by the Transaction Agreements, including, without limitation, (i) the Stockholder Approval, (ii) the consent of the Initiating Holders (as such term is defined in the Registration Agreement) pursuant to the Registration Agreement, and (iii) the approval of the Board of Directors pursuant to applicable Laws, the Company's organizational documents or otherwise (including, where appropriate, the approval of disinterested directors or a special committee thereof) and including resolutions exempting the applicability of Section 203 of the Delaware General Corporation Law, none of which have been revoked, and in each case, the Company shall have provided evidence of the foregoing in form and substance reasonably satisfactory to the Funding Party. For purposes of this Agreement, the "Stockholder Approval" means the approval of the stockholders of the Company with respect to (and, in each case, including the direct or indirect potential issuance of shares of Common Stock pursuant to) (i) the conversion feature of the Prior Note; (ii) the conversion feature of the Bridge Notes; (iii) the consummation and terms of the Rights Offering and (iv) the rights and obligations of the Company and the Funding Parties pursuant to this Agreement (including, without limitation, with respect to the potential Debt Funding).

      Section 7.5 Execution of Supplemental Registration Rights Agreement. The Company and the requisite stockholders needed to effect the Supplemental Registration Rights Agreement shall have executed, delivered to the Funding Party and not withdrawn from the Supplemental Registration Rights Agreement, and such Supplemental Registration Rights Agreement shall remain in full force and effect.

      Section 7.6 Nasdaq Listing. All shares of Common Stock issued (or issuable upon conversion, exchange or exercise of other Issued Securities issued) in connection with the Funding shall have been approved for quotation on NASDAQ, subject to official notice of issuance.

      Section 7.7 Opinion. The Funding Party shall have received a favorable opinion, in form and substance reasonably acceptable to such Funding Party and its legal counsel, from Cadwalader, Wickersham & Taft LLP, counsel to the Company, dated the date of Closing, with respect to: (A) the Company's corporate existence, power, authority and good standing; (B) the due authorization, execution and delivery of this Agreement and each of the Transaction Agreements and the due authorization of the issuance of the securities contemplated hereby;
(C) the validity and enforceability of the Transaction Agreements; (D) the Transaction Agreements (i) do not violate the charter or bylaws of the Company,
(ii) do not violate or breach any Material Contract, (iii) do not violate any applicable Laws or any judgment, order or decree known to such counsel which is applicable to the Company or any subsidiary; (E) the due authorization of the securities issuable in connection with any Funding and upon conversion of the New Company Note, and upon issuance thereof that such securities will be validly issued, fully paid and nonassessable; (F) to such counsel's knowledge, no threatened or pending legal or governmental investigations, actions, suits or proceedings against or affecting the Company or any subsidiary relating to this Agreement or the Transaction Agreements or which would adversely affect the ability of the Company to perform its obligations hereunder or thereunder; and
(G) no licenses, permits, certificates, consents, orders, approvals or other authorizations from governmental authorities (collectively, "Governmental Approvals") required to be obtained by the Company for the execution and delivery of, or the consummation of the transactions contemplated by, the Transaction Agreements.

            Article VIII. Termination.

      Section 8.1 Termination Events. This Agreement may be terminated, before or after the Closing of any Funding, by a Funding Party (provided, that such termination will be effective with respect to the Company and such terminating Funding Party, but not with respect to the Company and any other Funding Party that has not terminated this Agreement):

            (a) at any time after December 1, 2003 (the "Termination Date"); provided, that such Termination Date shall be extended to December 31, 2003 if (i) the Company has obtained the Stockholder Approval prior to December 1, 2003 and (ii) the Company has waived its rights under the Alternative Funding Letters;

            (b) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling (which order, decree or ruling the parties shall use their reasonable best efforts to have lifted) or taken other action permanently restraining or enjoining or otherwise prohibiting any of the transactions contemplated by the Transaction Agreements, and such order, decree, ruling or other action shall have become final and non-appealable;

            (c) upon breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that any condition set forth in Section 7.1 can not be satisfied on or before the Termination Date;

            (d) if there shall have been a (i) Material Adverse Effect or (ii) failure by the Company to obtain the Stockholder Approval at the first meeting of stockholders held after the date of this Agreement;

            (e) if the Company shall have (i) changed its jurisdiction of incorporation; (ii) succeeded to all or any substantial part of the liabilities of any other entity; (iii) directly or indirectly, consolidated with or merged into any other person or permitted any other person to consolidate with or merge into it or engaged in any other corporate reorganization; (iv) sold, leased, conveyed, abandoned or otherwise disposed of all or substantially all or any substantial part of its assets in one transaction or a series of transactions; (v) engaged in a transaction or series of transactions (other than the Rights Offering, a Common Stock Investment or a Debt Investment) in which more than twenty percent (20%) of the voting power of the Company directly or indirectly may be issued, transferred or disposed of (including by exercise, exchange or conversion of derivative securities) to a person other than a Funding Party; (vi) incurred, assumed or guaranteed any indebtedness for borrowed money or incurred Encumbrances (other than pursuant to the Prior Note, Bridge Notes or any New Company Notes) in excess of $3 million; (vii) taken any action to effect or allow the dissolution, winding up or liquidation of the Company or the insolvency of, or the appointment of an assignee for the benefit of creditors of, or of a receiver for, the Company; (viii) filed a petition in bankruptcy or allowed such a petition to be filed against the Company or (ix) agreed or committed to do any of the foregoing; or

            (f) if First Republic Bank or any direct or indirect assignee of any of its rights under the Prior Note or with respect to the indebtedness reflected in connection therewith has demanded payment pursuant to the Guaranty or if there has occurred any event of default or breach by the Company under the agreements or instruments entered into in connection with such indebtedness (including, without limitation, the Prior Note) or if there has occurred any event of default or breach by the Company under the agreements or instruments entered into in connection with the Bridge Notes.

      Section 8.2 Result of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party or parties hereto and, with respect to the terminating Funding Party and the Company, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, this Agreement, the applicable Funding Letter and the Rights Offering Term Sheet shall become void and of no effect with respect to the terminating Funding Party and the Company with no liability on the part of either such party hereto or thereto, provided, that the covenants and agreements set forth in this
Section 8.2 and in Article IX shall survive the termination hereof and that no such termination shall relieve any party from any liability or damages resulting from any willful breach by that party of this Agreement and the obligations of the Funding Parties to First Republic Bank with respect to the Prior Note shall continue.

Article IX. Miscellaneous.

      Section 9.1 Notices. Any notices and other communications given pursuant to this Agreement shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by facsimile (with physical delivery of the communication being made by one of the other means specified in this Section 9.1 as promptly as practicable thereafter). Notices are to be addressed as follows:

            (a)   If to ZAM Holdings, to:

                  ZAM Holdings, L.P.
                  c/o Ziff Brothers Investments, L.L.C.
                  153 E. 53rd Street
                  New York, New York 10022
                  Attention:  Frederick H. Fogel, Esq.
                  Telecopy No.:  (212) 292-6538

                  with a copy (which shall not constitute notice) to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, NY 10036
                  Attention:  Diana M. Lopo, Esq.
                  Telecopy No.:  (212) 735-2000

            (b)   If to Gleacher, to:

                  Eric Gleacher
                  Gleacher Partners LLC
                  660 Madison Avenue
                  19th Floor
                  New York, NY 10021
                  Telecopy No.: (212) 843-3828


            (c)   If to Phillips, to:

                  Charles G. Phillips
                  775 Park Avenue
                  New York, NY 10021
                  Telecopy No.:  (212) 249-7855


            (d)   If to LJCB, to:

                  LJCB Nominees Pty Ltd.
                  161 Collins Street
                  Melbourne, Australia 3000
                  Attention: President
                  Telecopy No.:  +61 414-814524

            (e)   If to the Company, to:

                  Cosi, Inc.
                  Attn: William D. Forrest
                  242 West 36th Street, 11th Floor
                  New York, NY 10018
                  Telecopy No.:  (212) 739-7334

                  with a copy (which shall not constitute notice) to:

                  William P. Mills, III, Esq.
                  Cadwalader, Wickersham & Taft LLP
                  100 Maiden Lane
                  New York, New York 10038
                  Telecopy No.: (212) 504-6666

or to such other respective addresses as any of the parties hereto shall designate to the other by like notice, provided that notice of a change of address shall be effective only upon receipt thereof. All such notices and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

      Section 9.2 Entire Agreement; Waivers and Amendments. This Agreement contains the entire agreement and understanding between the Company, on the one hand, and each Funding Party, on the other hand, with respect to the funding and related transactions contemplated herein and supersede all prior written or oral agreements, statements, representations, and understandings with respect thereto. With respect to the Company and any Funding Party, this Agreement may only be amended or modified, and the terms hereof may only be waived, by a writing signed by both such parties or, in the case of a waiver, by the party entitled to the benefit of the terms being waived. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver on the part of any party of, or failure to insist upon, strict compliance with any obligation, covenant, agreement or condition shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any obligation, covenant, agreement or condition. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

      Section 9.3 Assignments; Binding Effect.

      (a) Neither this Agreement nor any rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred by the Company, in whole or in part, without the prior written consent of the other parties hereto, and any attempted assignment, delegation or transfer without such consent shall be void and of no effect. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred by any Funding Party, in whole or in part, without the prior written consent of the Company, and any attempted assignment, delegation or transfer without such consent shall be void and of no effect.

      (b) This Agreement shall be binding upon and inure to the benefit of the Funding Parties and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall be binding upon and inure to the benefit of the Company. With respect to any Funding Party, this Agreement shall not inure to the benefit of the heirs, legal representatives, successors or assigns of the Company without the prior written consent of such Funding Party.

      Section 9.4 No Third Party Beneficiaries. This Agreement is for the benefit of the parties hereto and is not intended to confer upon any other person any rights or remedies hereunder, except as otherwise provided in Section 9.10.

      Section 9.5 Interpretation. This Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. As used in this Agreement, the term:

            (a) "person" shall mean and include a natural person, a partnership, a joint venture, a corporation, a limited liability company, an association, a company, a trust, any other entity, an unincorporated organization and a government or any department, political subdivision or agency thereof;

            (b) "business day" shall mean a day which in the State of New York is neither a legal holiday nor a day on which banking institutions are required or authorized by Law or regulation to close;

            (c) "subsidiary" of any person shall mean any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity;

            (d) "affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act;

            (e) "Governmental Entity" means any United States (Federal, state or local) or foreign government, or governmental, regulatory, judicial or administrative authority, agency or commission;

            (f) "Encumbrance" means any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever; and

            (g) "Dollars" and "$" mean dollars in lawful currency of the United States of America.

      Section 9.6 Governing Law; Jurisdiction; Specific Performance.

      (a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

      (b) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and, if such court lacks jurisdiction, (ii) the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto hereby agrees (A) to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County, and (B) that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section. The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (1) the Supreme Court of the State of New York, New York County, or (2) the United States Distinct Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      Section 9.7 Captions. The headings in this Agreement are inserted for convenience of reference only, and shall not affect the interpretation of this Agreement.

      Section 9.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.

      Section 9.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      Section 9.10 Indemnification. (a) The Company will indemnify, save and hold harmless each Funding Party, and all of its respective directors, officers, stockholders, employees, partners, members, managers, representatives, affiliates, attorneys and agents and all of its respective heirs, successors, legal administrators and permitted assigns (collectively, the "Indemnitees") from and against any and all liability, loss, cost, damage, reasonable attorneys' and accountants' fees and expenses, court costs and all other out-of-pocket expenses incurred by any or all of the Indemnitees in connection with any investigation, litigation or proceeding relating to or arising from the execution, delivery and performance by the Company of the Transaction Agreements, the Rights Offering, any Funding and any other transactions related hereto or thereto (including, without limitation, the Company's use of the Collateral, as defined in the New Company Notes), and the consummation of all such transactions, except to the extent of any willful misconduct or gross negligence of the Indemnitees. This indemnification provision will be in addition to the rights of each and all of the Indemnitees to bring an action against the Company for breach of any term of this Agreement or any other Transaction Agreement. The Company acknowledges and agrees that each and all of the Indemnitees shall be treated as third party beneficiaries with rights to bring an action against the Company under this Section 9.10.

      (b) A Funding Party shall give the Company prompt notice of any third-party claim that may give rise to any indemnification obligation under this Section 9.10, together with the estimated amount of such claim, and the Company shall have the right to assume the defense (at the Company's expense) of any such claim through counsel of the Company's own choosing by so notifying the Funding Party within thirty (30) days of the first receipt by the Company of such notice from the Funding Party; provided, however, that any such counsel shall be reasonably satisfactory to the Funding Party. Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. From and after the date the Company notifies the Funding Party of its assumption of the defense of a third-party claim, the Company will not be liable for any fees or expenses of separate counsel incurred by a Funding Party; provided that (i) if, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Indemnitee and the Company would reasonably be expected to exist in respect of such third-party claim, the Company shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to resolve such conflict and (ii) the Company shall be liable for the fees and expenses of counsel employed by the Funding Party or an Indemnitee for any period during which the Company has not assumed the defense of any such third-party claim (other than during any period in which the Funding Party will have failed to give notice of the third-party claim as provided above). If the Company assumes such defense, the Funding Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Company. If two or more of the Funding Parties or Indemnitees may be entitled to indemnification from the Company as parties to any proceeding, the Company may require each party to use the same legal counsel as the other parties; provided, however, that each party shall be entitled to separate legal counsel if a conflict with respect to any significant issue between the Indemnitees would reasonably be expected to exist. If the Company chooses to defend or prosecute any third-party claim, the Funding Party shall agree to any settlement, compromise or discharge of such third-party claim that the Company may recommend and that, by its terms, discharges the Funding Party and the Indemnitees from the full amount of liability in connection with such third-party claim; provided, however, that, without the consent of the Funding Party, the Company shall not consent to, and the Funding Party shall not be required to agree to, the entry of any judgment or enter into any settlement that (A) provides for injunctive or other non-monetary relief affecting the Funding Party or any Indemnitee or (B) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Indemnitee that is the subject of such third-party claim. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to indemnify any Funding Party or Indemnitee under this Agreement for any amounts paid in settlement of any proceeding without the Company's prior written consent, which may not be unreasonably withheld or delayed. The Company may offset (1) any unpaid amount for which a Funding Party or an Indemnitee is determined to be liable to the Company pursuant to any proceeding, claim, issue or matter determined by final judgment or other final adjudication, not subject to further appeal or review, against (2) any indemnification payment required to be made by the Company pursuant to this Section 9.10 to such Funding Party or Indemnitee.

      Section 9.11 Survival of Representations and Warranties, etc. All representations and warranties made in, pursuant to or in connection with this Agreement will survive the execution and delivery of this Agreement indefinitely, notwithstanding any investigation at any time made by or on behalf of any party hereto; and all statements contained in any certificate, instrument or other writing delivered by or on behalf of any party hereto required to be made pursuant to the terms of this Agreement or required to be made in connection with or in contemplation of the transactions contemplated by this Agreement will constitute representations and warranties by such party pursuant to this Agreement.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.


                              ZAM Holdings, L.P.,
                              by its General Partner,
                              PBK HOLDINGS, INC.


                              By: /s/ Fred Fogel
                                  ----------------------------
                              Name:  Fred Fogel
                              Title: VP



                              ERIC J. GLEACHER

                              /s/ Eric J. Gleacher
                              --------------------------------


                              CHARLES G. PHILLIPS

                              /s/ Charles G. Phillips
                              --------------------------------


                              LJCB NOMINEES PTY. LTD.
                              by its Director, Greg Woolley



                              By: /s/ Greg Woolley
                                  ----------------------------
                              Name:  Greg Woolley
                              Title: Director


                              COSI, INC.



                              By: /s/ William D. Forrest
                                  ----------------------------
                              Name:  William D. Forrest
                              Title: Executive Chairman